EXHIBIT 99.1

Animal Health International, Inc. Announces Its First Quarter of Fiscal 2010 Results

WESTLAKE, Texas, Nov. 3, 2009 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII) announced today that net sales declined 4.6%, or $7.7 million, to $161.3 million for the three months ended September 30, 2009, compared to $169.0 million for the same quarter last year. Net loss was $0.7 million or $0.03 per fully diluted share. Last year, net income for the first quarter was $0.3 million or $0.01 per fully diluted share.

 * The decrease in net sales was primarily attributable to lower spending by production animal customers whose profits have been constrained by fluctuating commodity prices and the general economic slowdown.
 * Gross margin declined $4.4 million, with $1.4 million due to lower sales volume, $1.8 million due to lower margin at our largest supplier and $0.6 million due to a one time promotion in the first quarter last year of one of our key proprietary brand products. Margins in the first quarter were 16.1% of net sales, compared to 17.9% in the first quarter last year.
 * Selling, General and Administrative (SG&A) expenses declined
   $2.9 million from the same period last year as a result of lower variable selling expense and cost reductions.
 * Earnings before interest, tax, depreciation and amortization
   (EBITDA) for the quarter was $3.4 million, a decrease of
   $1.8 million compared to the same period last year.

At September 30, 2009, the Company's availability under its Revolver totaled $33.1 million, and the Company is in compliance with all of its financial covenants.

Fiscal Year 2010 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

The Company believes that the economic factors affecting our industry will improve in the next twelve months. Although the exact timing of a recovery is difficult to predict, the Company is currently projecting that conditions will improve in the third quarter of fiscal year 2010. Revenue for the fiscal year ending June 2010 is expected to be $650 to $685 million. EBITDA is estimated to be $22 to $27 million and net income is expected to be $2.3 to $5.3 million or $0.09 to $0.22 per share.

The Company does not expect a significant improvement in its end markets in the second fiscal quarter. Revenue for the second quarter ending December 31, 2009 is expected to be $170 to $175 million. EBITDA is estimated to be $4.5 to $5.5 and net earnings are expected to be between a loss of $0.2 million and a profit of $0.4 million, or -$0.01 to $0.02 per share.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Time to discuss these results and its business outlook. You can access the conference call by dialing 877-407-9205. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization, stock option expense, and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the non-cash impact of the expensing of stock options and the impact of purchase accounting. Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

 * EBITDA does not reflect our cash expenditures, or future
   requirements for capital expenditures or contractual commitments.
   Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements;
 * EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
 * EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
 * Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 71,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the current general economic conditions, our inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or our inability to meet applicable rebate targets, the outbreak of infectious disease within an animal population, the loss of products or delays in product availability from one or more manufacturers, the loss of key personnel, the consolidation among animal health product vendors, consolidation among our customers, currency exchange rates and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, which was filed on September 3, 2009. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

                    ANIMAL HEALTH INTERNATIONAL, INC.
             Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)
                             (Unaudited)

                                                    Three months ended
                                                       September 30,
                                                    ------------------
                                                      2008      2009
                                                    --------  --------
 Net sales                                          $169,023  $161,329
 Direct cost of products sold                        138,723   135,383
                                                    --------  --------
 Gross Profit                                         30,300    25,946
 Selling, general, and administrative expenses
  (including salary, wages, commission, and related
  benefits)                                           25,618    22,788
 Depreciation and amortization                         2,076     1,978
                                                    --------  --------
  Operating income                                     2,606     1,180
 Other income (expense):
  Other income                                           229       134
  Interest expense                                    (2,334)   (2,511)
                                                    --------  --------
   Income (loss) before income taxes                     501    (1,197)
 Income tax benefit (expense)                           (217)      450
                                                    --------  --------
   Net income (loss)                                $    284  $   (747)
                                                    --------  --------

 ---------------------------------------------------------------------
 Earnings (loss) per share:
  Basic                                             $   0.01  $  (0.03)
  Diluted                                           $   0.01  $  (0.03)
 Weighted average shares outstanding:
  Basic                                               24,330    24,330
  Diluted                                             24,330    24,330
 ---------------------------------------------------------------------

                  ANIMAL HEALTH INTERNATIONAL, INC.
                Condensed Consolidated Balance Sheets
                          (In thousands)
                           (Unaudited)

                                                    June 30,  Sept. 30,
                                                      2009      2009
                                                    --------  --------
                   Assets

 Current assets:
  Cash and cash equivalents                         $  2,749  $  1,457
  Accounts receivable, net                            74,441    88,275
  Merchandise inventories, net                        89,315   101,717
  Other current assets                                 6,804     7,268
                                                    --------  --------
   Total current assets                              173,309   198,717
 Noncurrent assets:
  Property, plant, and equipment, net                 16,043    16,036
  Goodwill and other intangible assets, net          124,962   123,842
  Other noncurrent assets, net                         3,951     3,662
                                                    --------  --------
   Total assets                                     $318,265  $342,257
                                                    ========  ========
     Liabilities and Stockholders' Equity

 Current liabilities:
  Accounts payable                                  $ 83,567  $ 98,677
  Accrued liabilities                                 13,055    11,502
  Current portion of long-term debt                    7,179     3,871
                                                    --------  --------
   Total current liabilities                         103,801   114,050
 Noncurrent liabilities:
  Long-term debt, net of current portion             119,913   133,540
  Other noncurrent liabilities                        24,170    23,894
                                                    --------  --------
   Total liabilities                                 247,884   271,484
                                                    --------  --------

 Stockholders' equity                                 70,381    70,773
                                                    --------  --------
   Total liabilities and stockholders' equity       $318,265  $342,257
                                                    ========  ========

                 ANIMAL HEALTH INTERNATIONAL, INC.
                      EBITDA Reconciliation
                         (In thousands)
                          (Unaudited)
                                                    Three months ended
                                                       September 30,
                                                    ------------------
                                                      2008      2009
                                                    --------  --------
 Net Income (Loss)                                  $    284  $   (747)
  Interest expense                                     2,334     2,511
  Income tax expense (benefit)                           217      (450)
  Depreciation and amortization                        2,076     1,978
  Stock-based compensation                               334       105
                                                    --------  --------
 EBITDA                                             $  5,245  $  3,397
                                                    ========  ========

CONTACT: Animal Health International, Inc.
         William F. Lacey
         817-859-3000